United States
Securities and Exchange Commission
Washington, D. C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

February 13, 2004

Kansas City Life Insurance Company
3520 Broadway
Kansas City, Missouri 64111-2565

Commission File No. 2-40764

IRS Number: 44-0308260

Telephone Number: (816) 753-7000

Item 12 – Results of Operations and Financial Condition.

        Included below is the Press Release promulgated on February 13, 2004 for Kansas City Life Insurance Company. This Press Release reflects the financial condition as of December 31, 2003.

For Immediate Release: February 13, 2004	Contact: Tracy W. Knapp
Phone:(816) 753-7299, ext. 8216

Kansas City Life Insurance Company
Fourth Quarter 2003 Earnings Release

        Kansas City Life Insurance Company recorded fourth quarter 2003 net income of $13.0 million or $1.09 per share, compared with $14.5 million or $1.21 per share for the fourth quarter of 2002. The fourth quarter of 2003 was the strongest quarter of the year, primarily due to improvements in realized investment gains and losses.

        Net income for the year 2003 was $14.8 million or $1.24 per share, compared to $31.5 million or $2.63 per share for 2002. Net realized investment losses narrowed during the first three quarters and a net realized investment gain of $6.8 million was recorded during the fourth quarter.

        The Company continues to experience premium growth primarily from the sale of annuities and has expanded its distribution system as a result of the acquisition of GuideOne Life Insurance Company, which was effective June 30, 2003.

        This report provides a summary of the Company’s results for the fourth quarter and year. A more comprehensive discussion and analysis will be forthcoming.

Attachment	February 13, 2004

KANSAS CITY LIFE INSURANCE COMPANY
CONDENSED CONSOLIDATED INCOME STATEMENT
(in thousands, except per share data)

                                 Quarter ended            Year ended
                                  December 31             December 31
                                2003      2002         2003       2002

Revenues                   $  126,608    119,155      445,630    438,135
                             =========  =========   ==========  =========

Net income                 $   12,988     14,494       14,793     31,549
                             =========  =========   ==========  =========

Net income per share,
    basic and diluted      $     1.09       1.21         1.24       2.63
                             =========  =========   ==========  =========

Dividends paid             $     0.27       0.27         1.08       1.08
                             =========  =========   ==========  =========

A quarterly dividend of $.27 per share will be paid February 23, 2004 to shareholders of record as of February 9, 2004.

                                            Quarter ended            Year ended
                                              December 31             December 31
                                           2003        2002         2003         2002

Average number of shares outstanding    11,925,542  11,992,890   11,944,291   11,997,733

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                     KANSAS CITY LIFE INSURANCE COMPANY
                                                                   (Registrant)

                                                     By:/s/William A. Schalekamp
                                                           William A. Schalekamp
                                                           Senior Vice President,
                                                           General Counsel & Secretary
February 13, 2004
       (Date)